Exhibit 99
Community Partners Bancorp Reports Third Quarter 2009 Results

•	Strong Growth in Assets, Loans and Deposits
•	Improved Net Interest Margin to 3.93%
•	Non-Cash Goodwill Impairment on 2006 Acquisition

MIDDLETOWN, N.J., November 5, 2009 — Community Partners Bancorp (Nasdaq CM:CPBC), the parent company of Two River Community Bank, today announced financial results for the quarter and nine months ended September 30, 2009.

For the quarter ended September 30, 2009, the Company reported a net loss to common shareholders of $6.4 million or $0.88 per common share (diluted), compared with net income of $329 thousand or $0.05 per common share (diluted) for the same period in 2008.  Third quarter 2009 results include a non-cash goodwill impairment charge of $6.7 million or $0.93 per share.  Weighted average shares and earnings for all referenced reporting periods have been adjusted for a 3% stock dividend paid on October 23, 2009 to shareholders of record as of September 25, 2009.

The goodwill impairment charge is reflected in the Company’s consolidated results of operations and is a non-cash adjustment to the Company’s balance sheet.  The impairment charge does not affect the Company’s cash flow or liquidity and has no impact on the Company’s or its bank subsidiary’s regulatory or tangible capital ratios, as the goodwill that was impaired has not been included in the Company’s or the Bank’s regulatory or tangible capital ratios.  During the fourth quarter of 2008, the goodwill analysis indicated no impairment.  As of September 30, 2009, the analysis indicated the need to record a $6.7 million impairment charge, which represents the write-off of a portion of the $24.8 million goodwill recorded as a result of the 2006 acquisition of The Town Bank.  Among the factors contributing to the need for the charge are the depressed price of the Company’s common stock, and a continued weakness in the economy, which has led to an increase in the non-performing assets of the Company.

“It has not been unusual for companies that have made acquisitions to be experiencing goodwill impairment during these difficult economic times,” explained William Moss, Executive Vice President of Community Partners Bancorp and President and CEO of Two River Community Bank.

The Company recorded higher levels of assets, loans and deposits at the end of the third quarter of 2009, as compared to those levels at December 31, 2008.  Net interest income for the nine months ended September 30, 2009 rose over net interest income for the nine months ended September 30, 2008, and operating costs for the nine months ended September 30, 2009 were stable, reflecting greater operating efficiencies and our ability to leverage new branch locations.

The Company had $620.3 million in total assets at September 30, 2009, up 8.8% compared with December 31, 2008.  Assets were up 10.0% from the $563.9 million reported at the end of the prior year’s third quarter.  Management notes this increase represents the organic growth that the Company has experienced in its primary business lines since the beginning of the third quarter of 2008.

Total loans at the end of the third quarter of 2009 were $506.5 million, up 12.9% compared with December 31, 2008 levels, and rose 14.2% from the $443.7 million reported at September 30, 2008.  Total deposits at September 30, 2009 were a record $515.6 million compared with $474.8 million at December 31, 2008.

“In this economic environment, it is gratifying to have grown our loan portfolio and deposits,” stated Mr. Moss.  “Although modest signs of economic improvement appear to be surfacing, there continues to be significant stress on asset quality.”  Mr. Moss noted the Company’s ratio of non-performing loans to total loans increased to 3.89% at September 30, 2009 from 2.89% at December 31, 2008.  “The increase in our non-performing loans is a reflection of the economic stress on our loan portfolio; however, we have not backed away from seeking sound lending opportunities.”

On a linked quarter basis, the September 30, 2009 net loss to common shareholders of $6.4 million was $6.4 million lower than the June 30, 2009 net income available to common shareholders of $62 thousand.  The decrease in net income is attributable primarily to the previously-discussed $6.7 million goodwill impairment charge.

Net interest income for the third quarter of 2009 totaled $5.8 million, an increase of $1.1 million, or 22.1% over the same quarter in 2008.  On a linked quarter basis, net interest income increased by $642 thousand, or 12.5%, for the third quarter of 2009 from $5.1 million earned in the second quarter 2009.  The Company reported a net interest margin of 3.93% for the quarter ended September 30, 2009, compared with 3.53% for the quarter ended June 30, 2009, and 3.64% for the quarter ended September 30, 2008.

“By effectively managing our costs and generating increased productivity, particularly from our three newer branches, we achieved our highest net interest margin in a year,” explained Mr. Moss.  “Our expanded operations center continues to drive cost savings as well.  We continue to invest in our professional team by adding a number of top lenders who we anticipate will help us drive new loans and expand existing business.  One expense area we could not control was the rise in FDIC insurance resulting from industry-wide higher premiums, including a special insurance assessment levied in the second quarter of 2009.  Overall, however, we were very satisfied with our expense management.”

Non-interest income for the third quarter of 2009 totaled $368 thousand, a decrease of $118 thousand, or 24.3%, compared with non-interest income of $486 thousand for the third quarter of 2008.  During the third quarter of 2008, a one-time loan prepayment fee of $90 thousand was recorded.  On a linked quarter basis, non-interest income for the third quarter of 2009 increased by 3.1% from the second quarter of 2009.

For the nine months ended September 30, 2009, the Company reported a net loss to common shareholders of $5.9 million, or $0.82 per common share (diluted) compared to net income of $1.3 million, or $0.18 per common share (diluted) for the nine months ended September 30, 2008, primarily reflecting the previously discussed goodwill impairment charge.

For the first nine months of 2009, net interest income totaled $15.4 million, an increase of $974 thousand, or 6.74%, from net interest income of $14.5 million for the same period in 2008.  Non-interest income for the first nine months of 2009 totaled $1.6 million, an increase of $350 thousand, or 28%, compared with the same period in 2008, primarily due to investment securities gains of $487 thousand recorded in the first quarter of 2009.

At September 30, 2009, the Company’s allowance for loan losses was $7.4 million, compared with $6.8 million at December 31, 2008.  Non-accrual loans were $16.9 million at September 30, 2009, compared with $13.0 million at December 31, 2008.  Loss allowance as a percentage of total loans at September 30, 2009 was 1.46%, compared with 1.52% at December 31, 2008.  The reduction in the loan loss allowance percentage is the result of a number of factors, including the addition of new loans to the portfolio requiring lower reserves, and the effect of loan charge-offs during 2009.  Net charge-offs for the nine months ended September 30, 2009 were $610 thousand, compared to $161 thousand for the year ended December 31, 2008.  Non-performing loans at September 30, 2009 are either well-collateralized or adequately reserved for in the allowance for loan losses.

“We remain cautious about economic conditions and the further impact of high unemployment rates.  Our focus continues to be on maintaining a strong balance sheet, managing expenses, and seeking out opportunities to capture market share with a strong selection of competitive products and superior service,” concluded Mr. Moss.

About the Company
Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey.  Two River Community Bank currently operates eleven branches throughout Monmouth County.  The Town Bank, with four branches in Union County, operates as a division of Two River.  More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions.  These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," “should”, or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in Community Partners in a way that adversely affects Community Partners; bank regulatory rules, regulations or policies that restrict or direct certain actions; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and  delinquencies than anticipated; material adverse changes in Community Partners’ operations or earnings; a decline in the economy in Community Partners’ primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; a change in legal and regulatory barriers, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; the inability to successfully implement new lines of business or new products and services; and those risk factors identified in the “Risk Factor” section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2008, and our other filings with the Securities and Exchange Commission.  Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

SUMMARY FINANCIAL TABLE FOLLOWS

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)	September 30,		December 31,
	2009		2008
Selected Period End Balances:
Total Assets	$620,311		$570,240
Fed Funds Sold	22,771		14,907
Investment Securities	53,760		64,666
Total Loans	506,500		448,780
Allowance for Loan Losses	(7,385)		(6,815)
Goodwill and Other Intangible Assets	19,047		25,983
Total Deposits	515,570		474,839
Repurchase Agreements	16,878		11,377
Long-term Debt	7,500		7,500
Shareholders' Equity	76,682	(1)	73,312

Asset Quality Data:
Loans past due over 90 days and still accruing	2,831		-
Nonaccrual loans	16,876		12,958
OREO property	680		-
Non-Performing Assets	20,387		12,958

Non-Performing Loans to Total Loans	3.89%		2.89%
Allowance as a % of Loans	1.46%		1.52%
Non-Performing Assets to Total Assets	3.29%		2.27%

Capital Ratios:	September 30, 2009
	Tier 1 Capital to	Tier 1 Capital to	Total Capital to
	Average Assets	Risk Weighted	Risk Weighted
	Ratio	Assets Ratio	Assets Ratio
Community Partners Bancorp	9.34%	10.79%	12.04%
Two River Community Bank	9.24%	10.65%	11.90%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Selected Consolidated Earnings Data:
Total Interest Income	$7,797	$7,719	$22,343	$23,299
Total Interest Expense	2,029	2,996	6,910	8,840
Net Interest Income	5,768	4,723	15,433	14,459
Provision for Loan Losses	675	279	1,180	953
Net Interest Income after Provision
for Loan Losses	5,093	4,444	14,253	13,506

Net other-than-temporary impairment charge to earnings.	(51)	-	(135)	-
Gain on sale of securities-available-for-sale	-	-	487	-
Other Non-Interest Income	419	486	1,247	1,249
Total Non-Interest Income	368	486	1,599	1,249

FDIC Insurance Expense	250	74	904	210
Goodwill Impairment	6,725	-	6,725	-
Other Non-Interest Expenses	4,425	4,371	13,080	12,528
Total Non-Interest Expenses	11,400	4,445	20,709	12,738

(Loss) Income before Income Taxes	(5,939)	485	(4,857)	2,017
Income Tax Expense	282	156	646	683
Net (Loss) Income	(6,221)	329	(5,503)	1,334

Preferred Stock Dividend & Discount Accretion	(145)	-	(385)	-

Net (Loss) Income available to common shareholders	$(6,366)	$329	$(5,888)	$1,334

Per Common Share Data:
Basic (Loss) Earnings	$(0.89)	$0.05	$(0.82)	$0.19
Diluted (Loss) Earnings	$(0.88)	$0.05	$(0.82)	$0.18
Book Value			$9.43	$10.25
Tangible Book Value			$6.77	$6.61
Average Common Shares Outstanding (in thousands):
Basic	7,169	7,151	7,169	7,149
Diluted	7,224	7,277	7,196	7,286

Other Selected Ratios:
Return on Average Assets	-3.91%	0.23%	-1.19%	0.33%
Return on Average Tangible Assets (2)	-4.07%	0.24%	-1.24%	0.34%
Return on Average Equity	-29.72%	1.78%	-8.88%	2.43%
Return on Average Tangible Equity (2)	-43.06%	2.77%	-12.91%	3.78%
Net Interest Margin	3.93%	3.64%	3.61%	3.89%

(1) Includes $9.0 million in TARP proceeds and $6.7 million of Goodwill Impairment Charges.
(2) Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.